Exhibit 10.35

PHILLIPS 66

KEY EMPLOYEE SUPPLEMENTAL RETIREMENT PLAN

The Phillips 66 Key Employee Supplemental Retirement Plan is hereby amended and restated effective January 1, 2024.

    PURPOSE

The purpose of the Phillips 66 Key Employee Supplemental Retirement Plan (the "Plan") is to attract and retain key employees by providing them with supplemental retirement benefits. This Plan is intended to be and shall be administered in part as an unfunded pension excess benefit plan within the meaning of ERISA Sections 3(36) and in part as an unfunded pension benefit plan maintained primarily for a select group of management or highly compensated employees.

SECTION I. Definitions
Terms used in this Plan shall have the same meaning they have in the relevant Title of the Phillips 66 Retirement Plan if they are not otherwise specifically defined herein.
As used in this Plan:
(a)    "Board" shall mean the board of directors of the Company.
(b)    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
(c)    "Committee" shall mean the Compensation Committee of the Board of Directors of Phillips 66.

(d)    "Company" shall mean Phillips 66 Company, a Delaware corporation, or any successor corporation. The Company is a Subsidiary of Phillips 66.
(e)    "Controlled Group" shall mean Phillips 66 and its Subsidiaries.
(f)    "Employee" shall mean a person who is an active participant or a terminated vested participant in the Retirement Plan.
(g)    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.
(h)    “Final Average Earnings” shall mean “final average earnings” as that term is defined in Title I of the Phillips 66 Retirement Plan.
(i)    "Incentive Compensation Plan" shall mean the Incentive Compensation Plan of Phillips Petroleum Company, the Annual Incentive Compensation Plan of Phillips Petroleum Company, the Variable Cash Incentive Program of ConocoPhillips, the Phillips 66 Variable Cash Incentive Program, or successor plans or programs, or all, as the context may require.
(j)    "KEDCP" shall mean the Phillips 66 Key Employee Deferred Compensation Plan or a successor plan.
(k)    "Participant" shall mean an Employee who is eligible to receive a benefit from this Plan, whether as an active participant who is currently employed by a member of the Controlled Group or as a terminated vested participant who was previously employed by a member of the Controlled Group.
(l)    "Participating Subsidiary" shall mean a Subsidiary that has adopted one or more plans making Participants eligible for participation in this Plan.

(m)    "Phillips 66" shall mean Phillips 66, a Delaware corporation, or any successor corporation. Phillips 66 is a publicly held corporation and the parent of the Company.
(n)    "Plan" shall mean the Phillips 66 Key Employee Supplemental Retirement Plan, the terms of which are stated in and by this document. The Plan is sponsored and maintained by the Company.
(o)    "Plan Administrator" shall mean the General Manager, Total Rewards of the Company, or such person’s successor.
(p)    "Plan-age 55" shall mean the first of the calendar month after an Employee’s age 55 or, if earlier, the date the applicable title of the Retirement Plan treats the Employee as being age 55.
(q)    "Restricted Stock" shall mean shares of Stock which have certain restrictions attached to the ownership thereof.
(r)    "Retirement Plan" shall mean the Phillips 66 Retirement Plan, which is qualified under Code Section 401(a).
(s)    "Salary" shall mean the monthly equivalent rate of pay for an Employee before adjustments for any before-tax voluntary reductions.
(t)    "Separation from Service" shall mean the date on which the Participant separates from service with the Controlled Group within the meaning of Code section 409A, whether by reason of disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period set forth in section 1.409A-1(h)(1)(i) of the regulations issued under section 409A of the Code, as allowed thereunder. For purposes of this Plan, Separation from Service shall not include a separation caused by death.
(u)    "Stock" means shares of common stock of Phillips 66, par value $.01.
(v)    “Subsidiary” shall mean any corporation or other entity that is treated as a single employer with Phillips 66 under section 414(b) or (c) of the Code. In applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of section 414(c) of the Code, the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to section 409A of the Code.
(w)    “Title I” shall mean Title I of the Phillips 66 Retirement Plan (Phillips Retirement Income Plan).
(x)    “Title II” shall mean Title II of the Phillips 66 Retirement Plan (Cash Balance Account).
(y)    “Title III” shall mean Title III of the Phillips 66 Retirement Plan (Tosco Pension Plan).
(z)    “Title IV” shall mean Title IV of the Phillips 66 Retirement Plan (Retirement Plan of Conoco).
(aa)    "Total Final Average Earnings" shall mean the sum of: (i) the average of the high 3 consecutive Annual Earnings, (including any increases under Section II(b)(i)(bb), (ee), (ff) and (gg) of this Plan, but excluding Incentive Compensation Plan awards and any increases under Section II(b)(i)(aa), (cc), and (dd) of this Plan), paid or deemed to be paid in the Employee’s final eleven calendar years of employment with the Company or a

Participating Subsidiary including the calendar year in which the Employee’s last date of employment with the Company or a Participating Subsidiary occurs; plus (ii) the average of the high 3 Incentive Compensation Plan awards (including any increases under Section II(b)(i)(aa), (cc), or (dd) of this Plan, but excluding any increases under Section II(b)(i)(bb), (ee), (ff) and (gg) of this Plan) paid or deemed to be paid in the Employee’s final eleven calendar years of employment with the Company or a Participating Subsidiary including the calendar year in which the Employee’s last date of employment with the Company or Participating Subsidiary occurs. Provided, however, in determining Total Final Average Earnings, an Incentive Compensation Plan award (and any increases under the provisions of Section II(b)(i) cited above) shall be taken into consideration only if the Employee to whom such award or increase applies, was at the time of the award or increase, classified in a Phillips 66 salary grade 19 or above job, ConocoPhillips salary grade 19 or above job, or any equivalent salary grade of Phillips Petroleum Company.
(bb)    “Trustee” means the trustee of the grantor trust established for this Plan by the trust agreement between the Company and the trustee, or any successor trustee.

SECTION II. Plan Accrued Benefit.
(a)An Employee shall be entitled to payments under this Plan based on an accrued benefit with the following components: (i) his Title I-related accrued benefit, (ii) his Title II-related accrued Benefit, (iii) his Title III-related accrued benefit (but only with regard to an Employee who, on or after July 1, 2007, performed an hour of service under Title III), and (iv) his Title IV-related accrued benefit, each as defined below. An Employee shall be entitled to payments under this Plan to the same extent he is vested in his respective component under the Phillips 66 Retirement Plan.
(b)“Title I-related accrued benefit shall mean the sum of (i), (ii), and (iii) below:
(i) The difference between the Employee’s total accrued benefit under Title I and his actual accrued benefit under Title I. For this purpose, an Employee’s “total accrued benefit under Title I” is the accrued benefit he would have if his accrued benefit under Title I were determined under the terms of Title I but with the following modifications:
        (aa)    Include in Annual Earnings an award under the Incentive Compensation Plan which the employee deferred under the terms of the KEDCP. Include such award in the calendar year in which the award would have been paid to the Employee if it had not been deferred.
        (bb)    Include in Annual Earnings salary that would have been paid to the Employee but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP. Include the deferred salary in Annual Earnings in the calendar year in which the salary would have been paid had it not been deferred.
        (cc)    Include in Annual Earnings the initial value of a restricted stock or restricted stock unit award under the Incentive Compensation Plan. Include that value in Annual Earnings in the calendar year in which the award was granted.
        (dd)    Include in Annual Earnings the value of any special award specified by the Committee under the terms of the special award to be included for Annual Earnings purposes under Title I in the year in which any applicable restrictions on the award lapse or, if deferred, in the year in which any applicable restrictions would have lapsed absent an election to defer.
(ae)Disregard the limitations on compensation related to Code section 401(a)(17).
(af)Disregard the limitation on benefits related to Code section 415.
(ag)If an Employee is eligible to receive benefits under the Phillips 66 Executive Severance Plan or under the Phillips 66 Key Employee Change in Control Severance Plan, include in Annual Earnings an amount determined by dividing the Employee’s Salary by 4.3333 times the number of weeks or partial weeks from the date the Employee’s employment ends with the Employer to the end of that calendar year. Provided, however, this subsection (gg) shall be disregarded to the extent the benefit created solely by operation of this subsection (gg) is provided under the terms of Title I.
(ii)In the case of an Employee who terminated employment on or after February 8, 1993, the Title I-related accrued benefit shall include an additional supplemental accrued benefit calculated under the terms of Title I, but disregarding the limitation on compensation that is taken into account, using as final average earnings the difference, if any, between the Total Final Average Earnings and the Final Average Earnings used in Title I.
(iii)The Title I-related accrued benefit shall also include any benefit provided under Section IV of this Plan.
(ah)“Title II-related accrued benefit” shall mean the difference between the Employee’s total accrued benefit under Title II and his actual accrued benefit under Title II. For this purpose, an Employee’s “total accrued benefit under Title II” is the accrued benefit he would have if his accrued benefit under Title II were determined under the terms of Title II but with the following modifications:
(i)Include in Annual Earnings an award under the Incentive Compensation Plan which the Employee deferred under the terms of the KEDCP. Include such award in the calendar month and year in which the award would have been paid to the Employee if it had not been deferred.
(ii)Include in Annual Earnings salary that would have been paid to the employee but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP. Include the deferred salary in Annual Earnings in the calendar month and year in which the salary would have been paid had it not been deferred.
(iii)Include in Annual Earnings the initial value of a restricted stock or restricted stock unit award under the Incentive Compensation Plan. Include that value in Annual Earnings in the calendar month and year in which the award was granted.
(iv)Include in Annual Earnings the value of any special award specified by the Committee under the terms of the special award to be included for Annual Earnings purposes under Title II in the year in which any applicable restrictions on the award lapse or, if deferred, in the year in which any applicable restrictions would have lapsed absent an election to defer.
(v)Disregard the limitation on compensation related to Code section 401(a)(17).
(vi)Disregard the limitation on benefits related to Code section 415.

(ai)“Title III-related accrued benefit” shall mean the difference between the Employee’s total accrued benefit under Title III and his actual accrued benefit under Title III. For this purpose, an Employee’s “total accrued benefit under Title III” is the benefit he would have if his accrued benefit were determined under the provisions of Title III but with the following modifications:
(i)Include in Compensation salary that would have been paid to the Employee but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP or a similar predecessor program but only if such salary is not included in Compensation for purposes of calculating the Title III accrued benefit due to the election to defer. If applicable, include the deferred salary in the calendar month and year in which the salary would have been paid had it not been deferred.
(ii)Disregard the limitation on compensation related to Code section 401(a)(17).
(iii)Disregard the limitation on benefits related to Code section 415.
(aj)“Title IV-related accrued benefit” shall mean the difference between the Employee’s total accrued benefit under Title IV and his actual accrued benefit under Title IV. For this purpose, an Employee’s “total accrued benefit under Title IV” is the benefit he would have if his accrued benefit were determined under the provisions of Title IV but with the following modifications:
(i)Include in Compensation salary that would have been paid to the Employee but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP or a similar predecessor program but only if such salary is not included in Compensation for purposes of calculating the Title IV accrued benefit due to the election to defer. If applicable, include the deferred salary in the calendar month and year in which the salary would have been paid had it not been deferred.
(ii)Include in Compensation any Incentive Compensation Plan award that would have been paid to the Employee but for the fact that he voluntarily elected to defer receipt of that award under the terms of KEDCP or a similar predecessor program but only if such award is not included in Compensation for purposes of calculating the Title IV accrued benefit due to the election to defer. If applicable, include the deferred award in the calendar month and year in which the award would have been paid had it not been deferred.
(iii)Include in Compensation the value of any special award specified by the Committee under the terms of the special award to be included for compensation purposes under Title IV in the calendar month and year in which any applicable restrictions on the award lapse or, if deferred, in the calendar month and year in which any applicable restrictions would have lapsed absent an election to defer.
(iv)Disregard the limitation on compensation related to Code section 401(a)(17).
(v)Disregard the limitation on benefits related to Code section 415.
(ak)    Each of the components of the accrued benefit under this Plan (the Title I-related accrued benefit, the Title II-related accrued benefit, the Title III-related accrued benefit, and the Title IV-related accrued benefit) shall be expressed as a straight life annuity starting at the age that is the normal retirement age under the applicable title of the Retirement Plan in accordance with the following rules:

(i)If the annuity starting date for the relevant Retirement Plan benefit occurs on or before the required commencement date under this Plan, the Title I-related accrued benefit, the Title II-related accrued benefit, the Title III-related accrued benefit, or the Title IV-related accrued benefit, as is applicable, shall first be calculated as of the Retirement Plan annuity starting date related to that component benefit and then shall be converted actuarially to a straight life annuity payable at age 65 applying actuarial assumptions that are consistent with the relevant Title of the Retirement Plan. The component accrued benefit so calculated shall not be increased or decreased based on subsequent events.
(ii)If the annuity starting date for the relevant Retirement Plan benefit has not occurred on or before the required commencement date under this Plan, the Title I-related accrued benefit, the Title II-related accrued benefit, the Title III-related accrued benefit, or the Title IV-related accrued benefit, as is applicable, shall be calculated as if the relevant Retirement Plan benefit had an annuity starting date and a form of payment that is the same as the required commencement date and form of payment under this Plan. The resulting component benefit shall then be converted actuarially to an equivalent straight life annuity starting at age 65, and the component accrued benefit so calculated shall be the component accrued benefit under this Plan and shall not be increased or decreased based on subsequent events.
(al)The component accrued benefit described in subsection (f) above shall be converted to the actual benefit paid under this Plan applying the methodology specified in the applicable title of the Retirement Plan. For this purpose, the terms of the applicable title of the Retirement Plan are those in effect as of the annuity starting date used in this Plan. If the applicable title of the Retirement Plan does not provide a methodology, a reasonable methodology, as determined by the Plan Administrator, shall be used.

SECTION III. DEATH BENEFIT
If an Employee dies prior to the date his accrued benefit under this Plan would otherwise commence, this Plan shall provide a death benefit if the applicable title of the Retirement Plan provides a death benefit under that circumstance. Any death benefit under this Plan shall be paid in a lump sum on the first day of the first calendar month after death. If there is a delay in payment of the lump sum, regardless of the reason, the Plan shall not make an adjustment to reflect the time value of money. Except as described in the preceding sentence, the death benefit shall be the present value of the Employee’s entire accrued benefit under this Plan payable in accordance with the following rules:
(a)     The present value shall be paid to the Employee’s named primary Beneficiary or beneficiaries or, if applicable, to the Employee’s named contingent beneficiary or beneficiaries if the beneficiary or beneficiaries were named in a manner acceptable to the Plan Administrator.
(b)     If the Employee had not, prior to his death, named any beneficiary in a manner acceptable to the Plan Administrator, the present value shall be paid to the Employee’s estate.

(c)     The present value shall be paid in a lump sum and shall be calculated using the first of the month after death as the annuity starting date and applying the rules described in Section II(f) and (g) of this Plan for determining the amount to be paid.
(d)     If a beneficiary makes a “qualified disclaimer” as that term is defined in Section 2518 of the Code, and the Plan Administrator receives a copy of the disclaimer within 9 months after the employee’s death and before payment of the death benefit under this Plan, at the place designated by the Plan Administrator, the Plan will be administered as if the disclaiming beneficiary had died before the Employee.

SECTION IV. Special Provision for former ARCO Alaska Employees.
Notwithstanding any provisions to the contrary, in order to comply with the terms of the Master Purchase and Sale Agreement (“Sale Agreement”) by which the ConocoPhillips Company acquired certain Alaskan assets of Atlantic Richfield Company, Inc. (“ARCO”), the following supplemental payments will be made:
(a)    The payments which would have been received under Article XXIV – ARCO Flight Crew of Title I of the Retirement Plan for those who were classified as an Aviation Manager, Chief Pilot, Assistant Chief Pilot, Captain or Reserve Captain as of July 31, 2000 if they had been eligible for those benefits under Title I of the Retirement Plan, except that if they receive a limited social security makeup benefit from Title I of the Retirement Plan it will be offset from the benefit payable from the Plan.
(b)    A final ARCO Supplemental Executive Retirement Plan (SERP) benefit will be calculated at the earlier of the time an Employee who had an ARCO SERP benefit terminates employment or, 2 years following the ARCO/BP Amoco p.l.c. merger, April 17, 2002

(“calculation date”). The SERP benefit attributable to service through July 31, 2000 shall be paid by BP Amoco p.l.c. and the difference shall be paid by this Plan. The SERP calculation will be done as if the Employee had continued to participate in the Atlantic Richfield Retirement Plan and SERP up to the calculation date. The ARCO Annual Incentive Plan (AIP) amount used will be:
    (i)    If the Employee terminates employment involuntarily prior to April 17, 2002, the highest of the actual AIP in the last 3 years including the AIP target payment amount for years after 1999 or the payment received under Phillips Annual Incentive Compensation Plan.
    (ii)    If the Employee terminates employment voluntarily prior to April 17, 2002, or if the calculation is made as of April 17, 2002, then the AIP will include the highest 3 year average using the highest of the actual AIP, the AIP target payment amount for years after 1999, or the payment received under Phillips Annual Incentive Compensation Plan. Any benefit paid by this Plan under this Section IV(b)(ii) and the SERP benefit paid by BP Amoco p.l.c. shall offset the benefit payable from this Plan.

SECTION V. Payment of Benefits.
The benefit under this Plan shall be calculated and paid as follows:
(a)    Commencement -- Unless the accrued benefit has been or will be paid on account of the Employee’s death as described in Section III, the present value of the Employee’s accrued benefit shall be paid in a lump sum on the later of: the Employee’s Plan-age 55 or the first day of the seventh calendar month after the Employee’s Separation from Service; but in no event earlier than November 1, 2006.
(b)    Annuity Starting Date for calculating the present value:
    (i)    If the applicable commencement date for a Title I-related or a Title IV-related accrued benefit is the first day of the seventh calendar month after Separation from Service, the annuity starting date used in calculating the present value shall be the later of: the Employee’s Plan-age 55 or the first day of the first calendar month after the Employee’s Separation from Service; and the Plan shall pay interest from the annuity starting date to the commencement date at the 6 month T-Bill rate (as determined by the Plan Administrator) in effect on the annuity starting date. If the applicable commencement date for a Title-II-related accrued benefit is the first day of the seventh calendar month after Separation from Service, the annuity starting date shall be the same as the commencement date.
(ii)    Except as provided in the second sentence of this subsection (b)(ii), if the applicable commencement date is the Employee’s Plan-age 55 or November 1, 2006, the annuity starting date used in calculating the present value shall be the same as the commencement date. Provided, however, in the case of an Employee whose Separation from Service is in 2006 and whose commencement date under this Plan is November 1, 2006, the annuity starting date used in calculating the present value shall be the later of: the Employee’s Plan-age 55 or the first day of the first calendar month after the Employee’s Separation from Service; and the Plan shall pay simple interest from the annuity starting date to November 1, 2006, at the 6 month T-Bill rate (as determined by the Plan Administrator) in effect on the annuity starting date.
(iii)    Except as specifically provided in subsections (b)(i) and (ii), the Plan shall not make an adjustment of the benefit to reflect the time value of money if there is delay in paying the benefit for any reason.

SECTION VI. Method of Providing Benefits.
All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to an eligible Employee or beneficiary under the Plan shall be those of a general creditor; provided, however, that the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains an unfunded excess benefit plan and or an unfunded benefit plan for a select group of management or highly compensated employees for purposes of Title I of ERISA.

SECTION VII. Nonassignability.
The right of an Employee, or beneficiary, or other person who becomes entitled to receive payments under this Plan, shall not be assignable or subject to garnishment, attachment or any other legal process by the creditors of, or other claimants against, the Employee, beneficiary, or other such person.

SECTION VIII. Administration.
(a)    The Plan shall be administered by the Plan Administrator. The Plan Administrator may adopt such rules, regulations and forms as deemed desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated.
(b)    Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant or denial. In the event that a claim is denied in whole or in part by the Plan Administrator, the claimant, within ninety days of receipt of said claim by the Plan Administrator, shall receive written notice of denial. Such notice shall contain:
    (1)    a statement of the specific reason or reasons for the denial;
    (2)    specific references to the pertinent provisions hereunder on which such denial is based;
    (3)    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and
    (4)    an explanation of the following claims review procedure set forth in paragraph (c) below.
(c)    Any claimant who feels that a claim has been improperly denied in whole or in part by the Plan Administrator may request a review of the denial by making written application to the Trustee. The claimant shall have the right to review all pertinent documents relating to said claim and to submit issues and comments in writing to the Trustee. Any person filing an appeal from the denial of a claim must do so in writing within sixty days after receipt of written notice of denial. The Trustee shall render a decision regarding the claim within sixty days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable time, but not later than 120 days after receipt of the request for review. The decision of the Trustee shall be in writing and, in the case of the denial of a claim in whole or in part, shall set forth the same information as is required in an initial notice of denial by the Plan Administrator, other than an explanation of this claims review procedure. The Trustee shall have absolute discretion in carrying out its responsibilities to make its decision of an appeal, including the authority to interpret and construe the terms hereunder, and all interpretations, findings of fact, and the decision of the Trustee regarding the appeal shall be final, conclusive and binding on all parties.
(d)    Compliance with the procedures described in paragraphs (b) and (c) shall be a condition precedent to the filing of any action to obtain any benefit or enforce any right which any individual may claim hereunder. Notwithstanding anything to the contrary in this Plan, these paragraphs (b), (c) and (d) may not be amended without the written consent of a seventy-five percent (75%) majority of Participants and Beneficiaries and such paragraphs shall survive the termination of this Plan until all benefits accrued hereunder have been paid.

SECTION IX. Employment Not Affected by Plan.
Participation or nonparticipation in this Plan shall neither adversely affect any person's employment status, or confer any special rights on any person other than those expressly stated in the Plan. Participation in the Plan by an Employee of the Company or of a Participating Subsidiary shall not affect the Company's or the Participating Subsidiary's right to terminate the Employee's employment or to change the Employee's compensation or position.

SECTION X. Miscellaneous Provisions.
(a)    The Board reserves the right to amend or terminate this Plan at any time, if, in the sole judgment of the Board, such amendment or termination is deemed desirable; provided that the Company shall remain liable for any benefits accrued under this Plan prior to the date of amendment or termination.
(b)    Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company's assets and business or with or into which the Company may be consolidated or merged.
(c)    No amount accrued or payable hereunder shall be deemed to be a portion of an Employee's compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the Retirement Plan.
(d)    The Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.
(e)    Notwithstanding anything herein to the contrary, any right or interest of a Participant under this Plan is subject to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and any pertinent Company policies, including the Phillips 66 Clawback Policy. A Participant’s rights or interests are also subject to forfeiture or recoupment in the event a Participant’s negligence or misconduct results in materially misstated financial or other data, as determined by the Human Resources & Compensation Committee and the Audit & Finance Committee of the Board. If the Plan

Administrator determines that, subsequent to the receipt of benefits, the Participant has engaged or is engaging in any activity which, in the sole judgment of the Plan Administrator, is or may be detrimental to the Company, the Plan Administrator may forfeit and/or recoup any previously paid benefits.

SECTION XI. Effective Date of the Plan.

    The Phillips 66 Key Employee Supplemental Retirement Plan is hereby amended and restated effective January 1, 2024.

/s/ Andrez Carberry

Andrez Carberry

APPENDIX A

SELECT NEW HIRES TO
PHILLIPS 66 KEY EMPLOYEE SUPPLEMENTAL RETIREMENT PLAN

For Select New Hires, as set forth in resolutions adopted from time to time by the Human Resources and Compensation Committee of the Board of Directors of Phillips 66, or its successor, the following provisions apply:
1.    The Select New Hire will, effective on the first day of employment with the Controlled Group, become a Participant in the Phillips 66 Key Employee Supplemental Retirement Plan. In addition to the benefits provided under the Plan, the Select New Hire will be eligible for a further benefit (the "Further Benefit"), calculated in accordance with the provisions of this Appendix.
2.    Further Benefit shall mean the difference between the Putative Title I Benefit and the Offsetting Benefits, both as described below. In determining the Further Benefit, paragraphs (f) and (g) of the Plan shall apply.
3.    The Putative Title I Benefit shall mean the sum of (i), (ii), and (iii) below:
(i)    The difference between the Select New Hire's total accrued benefit under Title I and his actual accrued benefit under Title I. For this purpose, a Select New Hire's total accrued benefit under Title I is the accrued benefit he would have if his accrued benefit under Title I were determined under the terms of Title I but with the following modifications:
(aa)    Include in Annual Earnings an award under the Incentive Compensation Plan which the Select New Hire deferred under the terms of KEDCP. Include such award in the calendar year in which the award would have been paid to the Select New Hire if it had not been deferred.

(bb)    Include in Annual Earnings salary that would have been paid to the Select New Hire but for the fact that he voluntarily elected to defer receipt of that salary under the terms of KEDCP. Include the deferred salary in Annual Earnings in the calendar year in which the salary would have been paid had it not been deferred.
(cc)    Include in Annual Earnings the initial value of a restricted stock or restricted stock unit award under the Incentive Compensation Plan. Include that value in Annual Earnings in the calendar year in which the award was granted.
(dd)    Include in Annual Earnings the value of any special award specified by the Committee under the terms of the special award to be included for Annual Earnings purposes under Title I in the year in which any applicable restrictions on the award lapse or, if deferred, in the year in which any applicable restrictions would have lapsed absent an election to defer.
(ee)    Disregard the limitations on compensation related to Code section 401(a)(17).
(ff)    Disregard the limitation on benefits related to Code section 415.
(gg)    If the Select New Hire is eligible to receive benefits under the Phillips 66 Executive Severance Plan or under the Phillips 66 Key Employee Change in Control Severance Plan, include in Annual Earnings an amount determined by dividing the Select New Hire's Salary by 4.3333 times the number of weeks or partial weeks from the date the Select New Hire's employment ends with the Employer to the end of that calendar year.

Provided, however, this subsection (gg) shall be disregarded to the extent the benefit created solely by operation of this subsection (gg) is provided under the terms of Title 1.
(hh)    Determine service credited for purposes of benefit accrual as if the Select New Hire had originally been employed by the Controlled Group on the date that the Select New Hire began employment with the company with which the Select New Hire was employed immediately prior to becoming employed by the Controlled Group.
(ii)    In the case of a Select New Hire who terminated employment on or after February 8, 1993, the Title I-related accrued benefit shall include an additional supplemental accrued benefit calculated under the terms of Title I, but disregarding the limitation on compensation that is taken into account, using as final average earnings the difference, if any, between the Total Final Average Earnings and the Final Average Earnings used in Title 1.
(iii)    The Title I-related accrued benefit shall also include any benefit provided under Section IV of this Plan.
4.    The Offsetting Benefits shall mean any benefit, other than the Further Benefit, provided to the Select New Hire under a defined benefit plan of Phillips 66, including but not limited to the Phillips 66 Retirement Plan (and any successor plan) and the Phillips 66 Key Employee Supplemental Retirement Plan (and any successor plan), together with any benefit provided to the Select New Hire under a "defined benefit plan" (as defined in section 3(35) of the Employee Retirement Income Security Act of 1974, as amended (ERISA)), including any such plan regardless of whether it might also be considered an "excess benefit plan" as defined in section

3(36) of ERISA, of the company by which the Select New Hire was employed immediately prior to becoming an employee of the Controlled Group. In determining the value of a benefit provided by an employer which is not a member of the Controlled Group, the Plan Administrator may make any reasonable assumptions necessary and use such information as may be publicly available, provided by such employer, or provided by the Select New Hire, although it is within the discretion of the Plan Administrator to determine which such information and assumptions to use and to disregard any information which the Plan Administrator considers invalid, incomplete, or otherwise suspect.
5.    Nothing in this Appendix is intended to affect the other operations or provisions of the Plan. If the Select New Hire is, under the provisions of the Plan, otherwise eligible to participate in the Plan, the Select New Hire will do so in accordance with those provisions.

APPENDIX B
CONOCOPHILLIPS SPIN-OFF
1.    Background. Phillips 66 was a subsidiary of ConocoPhillips ("COP") prior to the Distribution. As a result of the Distribution, COP distributed its interest in Phillips 66 to its shareholders.

As of the Effective Time, pursuant to an agreement between Phillips 66 and COP that was conditioned on the Distribution occurring, the liabilities for certain participants' benefits under the ConocoPhillips Key Employee Supplemental Retirement Plan (the "COP Plan"), including amounts grandfathered from Code section 409A (i.e., amounts deferred and vested prior to January 1, 2005), were transferred to the Company and to this Plan. The Participants whose benefits were transferred to this Plan on the Effective Time are referred to below as "COP Participants." The rules in this Appendix shall apply to COP Participants and certain other Plan terms notwithstanding any Plan provisions to the contrary.

2.    Plan Benefits. COP Participants who qualified as eligible employees under the COP Plan as of the Effective Time shall be eligible employees under this Plan on such date. All service and compensation that would be taken into account for purposes of determining the amount of a COP Participant's benefit under the COP Plan as of the Effective Time shall be taken into account for the same purposes under this Plan.

3.    Distributions. The terms of this Plan shall govern the distribution of all benefits payable to a COP Participant or any other person with a right to receive such benefits, including amounts accrued under the COP Plan and then transferred to this Plan.
4.    Separation from Service. For avoidance of doubt, no COP Participant shall be treated as incurring a separation from service, termination of employment, retirement, or similar event for purposes of determining the right to a distribution (for amounts subject to Code section 409A or otherwise), benefits, or any other purpose under the Plan as a result of COP's distribution of Phillips 66 shares to COP's shareholders or the COP Participant's transfer of employment to the Company or any other subsidiary of Phillips 66.
5.    Participant Elections. All elections made by COP Participants under the COP Plan, including any payment elections or beneficiary designations, shall apply to the same effect under this Plan as if made under the terms of this Plan.
6.    References to Plan. All references in this Plan to the "Plan" as in effect before the Effective Time shall be read as references to the COP Plan as it was in effect at such time.
7.    Right to Benefits. With respect to any service or compensation used to determine a benefit provided or due under the COP Plan at any time, no benefit will be due under the Plan except with respect to such service and compensation related to a liability transferred from the COP Plan to the Plan on the Effective Time. Additionally, on and after the Effective Time, COP, any subsidiary of COP that remains a subsidiary after the Distribution ("COP Subsidiary"), the COP Plan, any directors, officers, or employees of COP or a COP Subsidiary, and any successors to any of the aforementioned entities or individuals shall have no further obligation or liability to any COP Participant with respect to any benefit, amount, or right due under the COP Plan.

8.    ConocoPhillips Stock. For the period prior to the Distribution, "Stock" may also include any common stock of ConocoPhillips, par value $.01.